EXHIBIT 99.1

Investor/Media Contacts

Thomas W. Schneider – President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Revises 2020 Pretax Net Income and Related Financial Information at and for the Year Ended December 31, 2020

Decrease in Pretax Net Income Offset by a Reduction in Income Tax Expense

No Change to Originally Reported Net Income or Earnings Per Share Calculations

Oswego, N.Y. — March 29, 2021 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”) issued an update to its earnings release furnished on a Current Report on Form 8-K on February 1, 2020 (the “Original Press Release”) reporting its financial results at and for the three and twelve months ended December 31, 2020.  This updated Press Release (the “Updated Press Release”) is being furnished to revise pretax net income and related financial information for the three and twelve months ended December 31, 2020.  Two revisions to pretax net income were made related to loan interest income and operating expenses that reduced pretax net income, before tax effects, for the three and twelve months ended December 31, 2020 by $359,000 and $300,000, respectively. In aggregate, therefore, these two revisions to the previously reported results of operations reduced pretax net income by $659,000 for the three and twelve months ended December 31, 2020 with a corresponding reduction in income tax expense of $138,000 for the same three and twelve month periods.  In total, the Company reduced its provision for income taxes by $659,000, of which $521,000 was in recognition of expected net operating loss carryback claims with New York State.  Net income after taxes was unchanged for the three and twelve months ended December 31, 2020 with no changes to reported basic and diluted earnings per share. Total assets and liabilities decreased at December 31, 2020 by $140,000, as compared to the originally reported balances, with no changes to the Company’s shareholders’ equity at that date resulting from these revisions.

Specifically, loan interest income was reduced by $359,000 for the three and twelve months ended December 31, 2020 when three real estate loans, with outstanding aggregate principal balances of $7.9 million, were moved into nonaccrual status at December 31, 2020.  This reclassification into nonaccrual status followed a review of their classification in relation to their payment histories, including payment activity in the first two months of 2021, after the expiration of their initial 180-day Covid-19 pandemic-related loan payment deferral periods. The placement of these three loans into nonaccrual status decreased the net interest margin percentage (as reported in the Original Press Release) by 12 basis points from 2.87% to 2.75% for the three months ended December 31, 2020 and by three basis points from 2.91% to 2.88% for the twelve months ended December 31, 2020.

As a result of reclassifying the three loans with an aggregate outstanding balance of $7.9 million as nonaccrual loans at December 31, 2020, certain asset quality metrics were also revised from the Original Press Release.  The allowance for loan losses expressed as a percentage of nonperforming loans was reduced 35.31% from 95.20% (as reported in the Original Press Release) to 59.89%.  Similarly, at December 31, 2020 the ratio of nonperforming loans to period end loans was increased 95 basis points from 1.63% (as reported in the Original Press Release) to 2.58% and the ratio of nonperforming loans to total assets was increased 65 basis points from 1.09% (as reported in the Original Press Release) to 1.74%.

Noninterest expenses were increased by $300,000 in this Updated Press Release from a total of $6.5 million (as reported in the Original Press Release) to $6.8 million for the three months ended December 31, 2020.  Noninterest expenses were increased by $300,000 from a total of $24.8 million (as reported in the Original Press Release) to $25.1 million for the twelve months ended December 31, 2020. The revision was made to accrue for certain additional personnel expenses distributed in March 2021 primarily related to performance incentives that were increased as a result of a final review of staff performance during the Covid-19 pandemic.

Finally, income tax expense was decreased by $659,000 for the three and twelve months ended December 31, 2020.  Income tax expense was reduced from $688,000 (as reported in the Original Press Release) to $29,000 in this Updated Press Release for the three months ended December 31, 2020 and was reduced $659,000 from $2.0 million (as reported in the Original Press Release) to $1.3 million in this Updated Press Release for the twelve months ended December 31, 2020.  The reductions in income tax expense were partially due to the $659,000 reduction of pretax net income, discussed above and, more significantly, a result of the recognition of $521,000 in expected New York State tax refunds stemming from the completion of a series of amended tax returns that were filed in January 2021.  These amended returns applied carryback claims for New York State net operating losses, generated in 2018 and 2019 under amendments to the New York State Tax Code that were adopted by the Company in 2018, to the previously filed 2015-2017 tax years. Management determined that these estimated refunds from New York State had become probable and estimable at December 31, 2020 under Generally Accepted Accounting Principles and should, therefore, be recognized in 2020.  The effective tax rate was 1.5% and 15.9% for the three and twelve month periods ended December 31, 2020, respectively.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation.  The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC).  The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County.  Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  At December 31, 2020, there were 4,531,383 shares of common stock issued and outstanding, as well as 1,380,283 shares of convertible perpetual preferred stock issued and outstanding.  The Company's common stock trades on the NASDAQ market under the symbol "PBHC."  At December 31, 2020, the Company and subsidiaries had total consolidated assets of $1.2 billion, total deposits of $995.9 million and shareholders' equity of $97.7 million.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.”   This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

The Company disclaims any obligation to revise or update any forward-looking statements contained in this press release to reflect future events or developments.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months				For twelve months
	ended December 31,				ended December 31,
	(Unaudited)				(Unaudited)
	Original			Updated	Original			Updated
	Press			Press	Press			Press
	Release	Revisions		Release	Release	Revisions		Release
Condensed Income Statement
Interest and dividend income	$10,822	$(359)	(a)	$10,463	$42,866	$(359)	(a)	$42,507
Interest expense	2,550	-		2,550	10,864	-		10,864
Net interest income	8,272	$(359)		7,913	32,002	$(359)		31,643
Provision for loan losses	812	-		812	4,707	-		4,707
	7,460	$(359)		7,101	27,295	$(359)		26,936
Noninterest income excluding net gains on sales of securities, loans and foreclosed real estate	1,270	-		1,270	4,859	-		4,859
Net gains on sales of securities, loans and foreclosed real estate	276	-		276	2,255	-		2,255
Gains (losses) on marketable equity securities	169	-		169	(629)	-		(629)
Noninterest expense	6,547	300	(c)	6,847	24,780	300	(c)	25,080
Income before income taxes	2,628	(659)	(d)	1,969	9,000	(659)	(d)	8,341
Provision for income taxes	688	(659)		29	1,954	(659)		1,295

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$1,940	$-		$1,940	$7,046	$-		$7,046
Net (loss) income attributable to noncontrolling interest	(5)	-		(5)	96	-		96
Net income attributable to Pathfinder Bancorp Inc.	$1,945	$-		$1,945	$6,950	$-		$6,950
Convertible preferred stock dividends	83	-		83	291	-		291
Warrant dividends	8	-		8	30	-		30
Undistributed earnings allocated to participating securities	371	-		371	1,224	-		1,224
Net income available to common shareholders	$1,483	$-		$1,483	$5,405	$-		$5,405

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the Periods Ended
	(Unaudited)
	Original			Updated
	Press			Press
	Release	Revisions		Release
Selected Balance Sheet Data
Assets	$1,227,583	$(140)	(e)	$1,227,443
Earning assets	1,159,778	-		1,159,778
Total loans	825,495	-		825,495
Deposits	995,907	-		995,907
Borrowed funds	82,050	-		82,050
Allowance for loan losses	12,777	-		12,777
Subordinated loans	39,400	-		39,400
Pathfinder Bancorp, Inc. Shareholders' equity	97,456	-		97,456

Asset Quality Ratios
Net loan charge-offs to average loans	0.08%	-		0.08%
Allowance for loan losses to period end loans	1.55%	-		1.55%
Allowance for loan losses to nonperforming loans	95.20%	-35.31%	(b)	59.89%
Nonperforming loans to period end loans	1.63%	0.95%	(b)	2.58%
Nonperforming assets to total assets	1.09%	0.65%	(b)	1.74%

	For the three months				For twelve months
	ended December 31,				ended December 31,
	(Unaudited)				(Unaudited)
	Original			Updated	Original		Updated
	Press			Press	Press		Press
Key Earnings Ratios	Release	Revisions		Release	Release	Revisions	Release
Return on average assets	0.63%	0.00%		0.63%	0.60%	0.00%	0.60%
Return on average common equity	9.83%	0.00%		9.83%	8.92%	0.00%	8.92%
Return on average equity	8.11%	0.00%		8.11%	7.43%	0.00%	7.43%
Net interest margin	2.87%	-0.12%	(a)	2.75%	2.91%	-0.03%	2.88%

Post-closing adjustments:

(a) - Decrease accrued interest income by $359,000 on three loans in deferral at 12/31/2020 with an aggregate outstanding balance of   $7.9 million.  These loans were placed in nonaccrual status at 12/31/2020.

(b) - Change in statistical information related to the three loans placed in deferral at 12/31/2020 with an aggregate outstanding balance of $7.9 million.

(c) - Increase noninterest expense by $300,000 for additional personnel-related expenditures distributed in 2021 that related to 2020.

(d) - Decrease income tax expense by $659,000:

Federal tax expense reduction of $138,000 (21%) on reduction of $659,000 in pretax net income.

New York State NOL carryback claim filings totaling $521,000 related to 2015-17.

(e) - Decrease total assets (and corresponding liabilities) by $140,000 as a result of the combined effects of all other entries detailed in this analysis.